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Exhibit 4.16

CANADA	S U P E R I O R C O U R T (Class Action)

PROVINCE OF QUÉBEC DISTRICT OF MONTREAL NO: 500-06-000130-019	HONORABLE JUSTICE DUVAL HESLER L'ASSOCIATION D'AIDE AUX VICTIMES DES PROTHÈSES DE LA HANCHE / THE HIP IMPLANTS VICTIMS' AID ASSOCIATION -and- CORA COHEN
Petitioners
vs. CENTERPULSE ORTHOPEDICS INC. (formerly known as SULZER ORTHOPEDICS INC.) -and- CENTERPULSE LTD. (formerly known as SULZER MEDICA LTD)
Respondents

SETTLEMENT AGREEMENT

L'ASSOCIATION D'AIDE AUX VICTIMES DES PROTHÈSES DE LA HANCHE / THE HIP IMPLANTS VICTIMS' AID ASSOCIATION and CORA COHEN, in their capacity as Petitioners and designated person ("Petitioners") and Centerpulse Orthopedics Inc. (formerly known as Sulzer Orthopedics Inc. and Centerpulse Ltd (formerly known as Sulzer Medica Ltd) as Respondents (collectively, the "Parties") hereby enter into this Settlement Agreement (the "Agreement") providing for the settlement of all of the Claims described below, pursuant to the terms and conditions set forth below, subject to the approval of the Court of the province of Quebec.

WHEREAS a motion for authorization to institute class action has been filed against the Respondents in Canada by Petitioners.

WHEREAS Petitioners Counsel in Canada have conducted settlement negotiations with Counsel for the Respondents.

WHEREAS the parties agreed to settle the Class Action according to the Terms and Conditions set forth in the document dated May 7th, 2002 in Cleveland, Ohio, as appears from Annex I attached hereto.

WHEREAS the U.S. Settlement of the Class Action in the Re inter op hip prosthesis product liability litigation, case no. 01-CV9000 (MDL no. 1401). U.S. district Court, Northern District of Ohio, Eastern Division, was executed by various parties and was approved by the Honorable Justice Kathleen M. O'Malley, as appears from Annex II attached hereto.

WHEREAS, this Settlement Agreement shall not be construed as evidence of or as an admission by Respondents or released parties of any liability or wrongdoing whatsoever or as an admission by the Petitioners or any member of the Canadian Settlement Class of any lack of merit in their claims.

WHEREAS the Class Action has been authorized against Centerpulse Orthopedics Inc. (formerly known as Sulzer Orthopedics Inc.)and Centerpulse Ltd (formerly known as Sulzer Medica Ltd), conditional upon approval of the present settlement by the Superior Court, District of Montreal, Quebec, the whole as appears from the Court record in present case no. 500-06-000130-019.

WHEREAS the Parties agree that any member of the Canadian Settlement Class have the right to exclude themselves ("opt out") from this Agreement under Sections 1005, 1007 and 1008 of the Code of Civil Procedure.

WHEREAS based upon a review of all of the facts and the law applicable to claims of the Canadian Settlement Class, considering the burdens, expense and time of litigation, including the risks and uncertainties associated with protracted trials and appeals, as well as the fair, cost-effective and assured method of resolving claims of the members of the Canadian Settlement Class provided in this Agreement, Petitioners and Petitioners' counsel have concluded that this Agreement provides substantial benefits to and is fair, reasonable, adequate and in the best interests of the Canadian Settlement Class.

WHEREAS the Respondents have similarly concluded that this Agreement is desirable in order to avoid the time, risk and expense of defending multiple and protracted litigation, and to resolve finally and completely the pending and potential claims of the members of the Canadian Settlement Class.

WHEREAS the parties hereto have agreed to settle the Class Action (the "Class Action Settlement" or "Settlement"), subject to the approval of the Superior Court, District of Montreal, Quebec, with respect to any member of the Canadian Settlement Class as herein defined which resolves, on the terms set forth in this Settlement Agreement, Settled Claims against Respondents and other Released Parties arising from the Affected Products.

NOW, THEREFORE, Respondents and Petitioners hereby agree, subject to Final Approval and other conditions, all as set forth below, that the Unrevised Affected Product Recipient Fund, Affected Product Revision Surgery Fund, and Extraordinary Injury Fund shall be established, from which the benefits described herein will be paid to the Approved Claimants of the proposed Canadian Settlement Class, and that the Settled Claims against Respondents and other Released Parties, as defined herein, will be settled, compromised and released, in accordance with the following conditions.

1.    DEFINITIONS

Unless the specific context of a particular Section of this Agreement calls for another interpretation, the following terms, as used in this Agreement and its Annexes, shall have the meanings set forth below. Terms used in the singular shall be deemed to include the plural, and vice versa. Masculin pronouns and references shall be deemed to include the feminine, and vice versa, where appropriate.

"$" shall mean US dollars. All amounts mentioned herein are in US dollars, it being understood that the Canadian equivalent will be determined by the exchange rate of the Bank of Canada on the day of the Final Approval.

"Additional Non-Affected Product Revision Surgery" shall mean a surgery not the result of trauma, performed to remove and/or replace a product that is not an Affected Product after a Non-Affected Product Revision Surgery and prior to the date that is three hundred and sixty-five (365) days after the initial Affected Product Revision Surgery with respect to the same hip.

"Affected Products" shall mean (i) Inter-Op™ Acetabular shells ("Inter-Op Shells") identified in Centerpulse Orthopedics Inc.'s (Sulzer Orthopedics Inc.) Safety Alert dated December 5, 2000 as identified by lot numbers on Annex I of the US Settlement Agreement, which forms part of Annex II hereto, which identification is hereby incorporated by reference—to the exclusion however of any reference to the Tibial Baseplate lot numbers (pages 37 to 42), (ii) Inter-Op Shells that are otherwise identified by lot numbers on Annex I of the US Settlement Agreement, which forms part of Annex II hereto, which identification is hereby incorporated by reference—to the exclusion however of any reference to the Tibial Baseplate lot numbers (pages 37 to 42) and (iii) reprocessed Inter-Op Shells ("Reprocessed Inter-Op Shells") identified by lot numbers on Annex II of the US Settlement Agreement, which forms part of Annex II hereto, which identification is hereby incorporated by reference—to the exclusion however of any reference to the Tibual Baseplate lot numbers (pages 37 to 42);

"Affected Product Recipients" shall mean persons who are citizens or residents of Canada, in whose bodies one or more Affected Products have been or are now implanted in an operation or other surgical procedure, whether or not any such Affected Product has been or may in the future be removed.

"Affected Product Related" shall mean arising out of, based upon, relating to, or involving an Affected Product.

"Affected Product Revision Surgery" or "APRS" shall mean surgical removal and/or replacement of an Affected Product for reason other than trauma.

"Affected Product Revision Surgery Fund" shall have the meaning set forth in Section 5.

"Approved Claimant" shall mean an Eligible Claimant whose claim the Claims Administrator has approved for payment.

"Canadian Settlement Class" shall mean all Affected Product Recipients who were citizens or residents of Canada as of the date they received the Affected Product, who have or may have claims with respect to injuries, whether or not manifested, and who meet the following conditions:

    Affected Product Recipients who have an unsatisfied claim with respect to an Inter-Op Shell arising out of (i) an APRS performed prior to the date that is the earlier of the Final Approval Date and June 5, 2003 with respect to an Inter-Op Shell (other than a Reprocessed Inter-Op Shell) or September 8, 2004 with respect to a Reprocessed Inter-Op Shell and/or (ii) facts that exist prior to the date that is the earlier of the Final Approval Date and June 5, 2003 with respect to an Inter-Op Shell (other than a Reprocessed Inter-Op Shell) or September 8, 2004 with respect to a Reprocessed Inter-Op Shell, that may be a basis for such Settlement Class Members to receive benefits under this Agreement.

    Affected Product Recipients who have an unsatisfied claim with respect to an Inter-Op Shell (other than a Reprocessed Inter-Op Shell) arising out of (i) implantation of an Inter-Op Shell (other than a Reprocessed Inter-Op Shell), (ii) an APRS performed on or scheduled after the Final Approval Date but prior to June 5, 2003, providing that such scheduled APRS take place on or before June 5, 2004 and/or (iii) facts that exist on or after the Final Approval Date but prior to June 5, 2003 that may be a basis for such Settlement Class Members to receive benefits under this Agreement.

    Affected Product Recipient who have an unsatisfied claim with respect to a Reprocessed Inter-Op Shell arising out of (i) implantation of a Reprocessed Inter-Op Shell, (ii) an APRS performed on or scheduled after the Final Approval Date but prior to September 8, 2004, providing that such scheduled APRS take place on or before September 8, 2005 and/or (iii) facts that exist on or after the Final Approval Date but prior to September 8, 2004 that may be the basis for such Settlement Class Members to receive benefits under this Agreement.

    Spouses of Affected Product Recipients who have undergone Affected Product Revision Surgery.

    The Canadian Settlement Class specifically excludes any person or entity that entered into a settlement with Respondents and/or any of the Released Parties related to claims arising out of the implantation of an Affected Product.

"Claim Forms" means the Unrevised Affected Product Recipient Fund Benefits Claim Form, the Affected Products Revision Surgery Fund Benefits Claim Form, the Extraordinary Injury Fund Benefits Claim Form and the Spouses Benefits Claim Form and any additional documentation required thereby.

"Claims Administrator" shall mean Crawford Expertises Canada and/or its agents who shall administer claims for benefits and make determinations and payments under this Settlement Agreement, being located at 404 Decarie Boulevard, Suite 300, Montreal (Saint-Laurent) Quebec, H4L 5E6, telephone number (514) 748-7300, fax number (514) 748-2228 and e-mail c/o Marcel Lacoste: Marcel.Lacoste@crawco.ca.

"Class Action" shall mean the class action proceedings filed in Quebec Superior Court in L'Association d'aide aux victimes des prothèses de la hanche / The hip implants victims' aid Association and Cora Cohen vs. Sulzer Orthopedic Inc. et als, (Case no. 500-06-000130-019).

"Court" shall mean the Quebec Court which has jurisdiction over the class action, namely the Superior Court for the district of Montreal.

"Covered Revision Surgery" or "CRS" shall mean an Affected Product Revision Surgery.

"Eligible Claimant" shall mean Settlement Class Members who received "Affected Products", as well as spouses of Affected Product Recipients who have undergone an APRS, except those excluded below, who timely and properly take the actions required under this Agreement to participate herein, including submitting registration forms, acceptable product identification documentation, claim forms, supporting medical documentation and/or other documentation required pursuant to the present Agreement.

"Eligible Claimant" excludes any Settlement Class Members who is a member of the U.S. Settlement Class, whether registered or not to participate therein; has accepted and accepts compensation from any of the Respondents and/or Released Parties with respect to an Affected Product other than under this Agreement; has released, by settlement, judgment, court order or otherwise, the Respondents and/or the Released Parties or any of them with respect to an Affected Product; has had any of his proceedings, suits, demands and/or actions against the Respondents and/or the Released Parties with respect to an Affected Product dismissed; or has instituted any legal proceedings, suits, demands and/or actions against the Respondents and/or the Released Parties with respect to an Affected Product and who is still pursuing and/or who has not abandoned any such legal proceedings, suits, demands and/or actions against the Respondents and/or the Released Parties with respect to an Affected Product.

"Extraordinary Injury" shall mean those injuries and/or conditions as defined in Annex IV, "Hip Matrix Levels" IV, V, VI, VII, VIII and IX of the U.S. Settlement Agreement, which forms part of Annex II hereto, which definitions are hereby incorporated by reference, it being understood however that the amounts/figures contained in the relevant Sections and Annexes of the U.S. Settlement are replaced by those provided in Section 5.1.1., and more particularly Sections 5.1.1.1. (c) and 5.1.1.5. and its annexes and that any benefit a Class Member can receive under Levels IV, V, VI, VII, VIII and IX mentioned above are up to a maximum $150,000 US per level.

"Extraordinary Injury Fund" shall have the meaning set forth in Section 5.

"Final Approval" shall mean that judgment approving the present Settlement which is no longer subject to appeal and/or from which all appeals have been exhausted.

"Funding date" shall have the meaning set forth in Section 5.1.

"Funds" means, collectively, the Unrevised Affected Product Recipient Fund, Affected Product Revision Surgery Fund and Extraordinary Injury Fund.

"Non-Affected Product Revision Surgery" or "NAPRS" shall mean a surgery (not indicated as a result of trauma) that was performed to remove and/or replace a product that is not an Affected Product within one-hundred and eighty (180) days of an Affected Product Revision Surgery in respect of a hip that previously underwent an Affected Product Revision Surgery.

"Notice of Approval Hearing" shall mean the notice advising members of the Canadian Settlement Class of the hearing to approve this Agreement, as more particularly described in Section 2 of this Agreement.

"Notice of Court Approval" shall mean the notice advising members of the Canadian Settlement Class of the Court's approval of this Agreement, as more particularly described in Section 3 of this Agreement.

"Opt-Out Form" means the Opt-Out Form (Annex V hereto) and any additional documentation required thereby.

"Opt-Out Deadline" shall mean the date one (1) month after first publication of the Notice of Court Approval or such other time period that may be approved by the Court.

"Released Parties" shall mean:

  (i)
  Centerpulse Orthopedics Inc. (formerly known as Sulzer Orthopedics Inc.) and each of its affiliates, and each of its other past, present and future parent companies and direct or indirect subsidiaries, together with each of their respective past, present and future directors, officers, employees, affiliates, insurers, joint venturers and agents, including without limitation, sales agents;

  (ii)
  Sulzer AG, Centerpulse Ltd. (formerly known as Sulzer Medica Ltd.), Centerpulse Orthopedics Ltd. (formerly known as Sulzer Orthopedics Ltd) and each of their affiliates, and each of their past, present and future parent companies and direct or indirect subsidiaries, together with each of their respective past, present and future directors, officers, employees, affiliates, insurers, joint venturers and agents, including without limitation, sales agents;

  (iii)
  Sulzer Canada Inc., Certerpulse Orthopedics Canada Inc. (formerly known as Sulzer Orthopedics Canada Inc.) and Sulzer Medica Canada Inc., and each of their affiliates, and each of their past, present and future parent companies and direct or indirect subsidiaries, together with each of their respective past, present and future directors, officers, employees, affiliates, insurers, joint ventures and agents, including without limitation, sales agents;

  (iv)
  Winterthur and all of its past, present and future parent companies and direct or indirect subsidiaries, its and their respective past, present and future directors, officers, employees, affiliates, insurers and agents;

  (v)
  all surgeons who implanted an Affected Product and affiliated physicians or physician groups; provided, that such surgeons, physicians or physician groups shall only be Released Parties hereunder to the extent that their alleged liability arises from or relates to the recommendation, selection or use of an Affected Product, notwithstanding the legal theory on which such alleged liability is premised (including, but not limited to, breach of control, negligence, res ipsa loquitor, intentional or negligent misrepresentation, intentional tort, fraud, deceit, civil conspiracy, violation of statute, consumer fraud and deceptive trade practices, failure to disclose or warn, any product liability theories, any breach of warranty theories, agency, alter ego, joint venture, partnership, joint enterprise, medical malpractice, or any combination thereof) and notwithstanding the pre-implantation conduct alleged to give rise to such liability (including, but not limited to, failure to disclose information about a financial relationship with a company or business organization, failure to acquire a patient's informed consent due to the failure to disclose information about the condition of or defect in an Affected Product or a financial relationship with a company or business organization, participation in the design, testing, promotion, marketing); provided further, that the foregoing shall not preclude claims based on such surgeons', physicians' or physician groups' for independent negligence in the treatment of the patient and such claim is not based on the recommendation, selection or use of an Affected Product. (Examples of such claims for "independent negligence" for which a surgeon is not released may include, but not be limited to, the following: (1) leaving a foreign object in the patient during surgery; (2) failure to adequately suture the surgical wound; or (3) inadequate disclosure, monitoring or treatment in the post-operative period. Further, as it relates to an Affected Product Recipient's ability to pursue such claims against a surgeon, physician or physician group for independent acts of negligence not based on the recommendation, selection or use of an affected product, this provision is not meant to preclude such a claimant from pursuing exemplary or punitive damages for such independent acts of negligence to the extent allowed by applicable law, but simply recognizes the possibility, however remote, under law that negligent conduct may rise to the level of recklessness, willfulness or other indicia of intent or state of mind to support the imposition of exemplary or punitive damages); and

  (vi)
  organized medical specialty organizations, raw material or other suppliers of Sulzer of materials, machines or equipment used in the manufacture of the Affected Products, distributors of the Affected Products, and any other person or entity involved in the design, manufacture, distribution, implant or explant of an Affected Product and all insurers of the foregoing.

"Respondents' Counsel" shall mean Robinson Sheppard Shapiro.

"Reversionary Period" shall be the time between the date on which the Initial Payment is made as provided in Section 5.1 and the expiration of Respondents' reversionary interest as provided in Section 5.4.

"Settled Claims" shall mean any and all claims, past, present or arising in the future, including assigned claims, whether known or unknown, asserted or unasserted, regardless of the legal theory, by any or all members of the Canadian Settlement Class arising out of or relating to the Affected Products or their implantation. These "Settled Claims" include, without limitation and by way of example, all claims for damages or remedies of whatever kind or nature, known or unknown, that are now recognized by law or that may be created or recognized in the future by statute, regulation, judicial decision, or in any other manner, for:

  (i)
  pecuniary, non-pecuniary, personal, corporal, material injury and/or bodily injury, damage, death, fear of disease or injury, mental or physical pain or suffering, emotional or mental or moral harm, or loss of enjoyment of life, or inconvenience;

  (ii)
  loss of wages, income, earnings, and earning capacity, medical expenses, doctor, hospital, nursing, drug bills, or other health care expenses;

  (iii)
  loss of support, services, consortium, companionship, society or affection, or damage to familial relations, by spouses, parents, children, other relatives or "significant others";

  (iv)
  wrongful death and survival actions;

  (v)
  medical screening and monitoring, injunctive and declaratory relief;

  (vi)
  consumer fraud, unfair business practices, deceptive trade practices, unjust enrichment, and other similar claims whether arising under statute, regulation, or judicial decision;

  (vii)
  compensatory damages, punitive, exemplary, statutory and other damages or penalties of any kind including, without limitation, economic or business; and

  (viii)
  pre-judgment or post judgment interest.

"Settlement Amount" shall mean all monies payable by the Respondents under this Agreement.

"Settlement Class Members" shall mean all Members of the Canadian Settlement Class, except those Members who have exercised their right to opt out under the terms of this Agreement on or before the Opt-Out Deadline, or who are deemed to have opted out under, amongst other things, Section 1008 of the Code of Civil Procedure.

"Settlement Class Counsel" shall mean Kugler Kandestin/Jean-Jules Fiset, avocat-attorney.

"Spouse" shall mean a person who was married or who was co-habitating, in a Common-Law fashion, for at least six months with an Approved Claimant at the time such Claimant underwent an APRS.

"Termination Period" shall have the meaning set forth in Section 17, and more particularly, Section 17.2;

"Unrevised Affected Product Recipient Fund" shall have the meaning set forth in Section 5.

"U.S. Settlement" shall mean the class action inre inter op hip prosthesis product liability litigation, Case No. 1 2.01-CV90 00(MDM docket) No. 14 (01). U.S. district Court, Northern District of Ohio, Eastern Division, settlement executed into by various parties as approved by the Honorable Kathleen M. O'Malley, the whole as appears from Annex II hereto.

"Winterthur" means Winterthur Swiss Insurance Company, a limited company organized under the laws of Switzerland and its successor-in-interest XL Winterthur International Insurance Switzerland, its insurance subsidiaries, together with their respective subsidiaires and affiliated companies.

2.    NOTICE OF APPROVAL HEARING

2.1
Promptly after execution of this Agreement, the Parties shall advise the Court of this Agreement and shall initiate a motion before the Court for one or more orders which by their terms shall:

(a)
Approve the form, contents and method of dissemination of the notice advising all members of the Canadian Settlement Class of a hearing to approve this Agreement ("Notice of Approval Hearing");

(b)
Ascribe, for the purposes of issuing the Notice of Approval Hearing, the status of representatives and designated person to the named Petitioners;

(c)
Describe, for the purposes of issuing the Notice of Approval Hearing, the group to whose members the Notice of Approval Hearing will be given;

(d)
Schedule the date of the Approval Hearing for the purposes of settlement only;

2.2
Subject to the Court's approval, the form, contents and method of dissemination of the Notice of Approval Hearing shall be as described in Annex III to this Agreement.

2.3
Once the Order(s) described herein have been obtained, Settlement Class Counsel shall disseminate the Notice of Approval Hearing to all members of the Canadian Settlement Class, the whole at Respondents' costs.

3.    APPROVAL HEARING

3.1
Following the dissemination of the Notice of Approval Hearing and the scheduling of the Approval Hearing, the Parties shall seek the Court's approval of this Agreement and shall consent to authorization of the Class Action for the purpose of this Agreement.

3.2
Subject to the Court's approval, the order or judgment of approval of this Agreement shall:

(a)
Authorize the Class Action;

(b)
Describe the group as all persons who are or may be members of the Canadian Settlement Class;

(c)
Ascribe the status of representative and/or designated person to Petitioners;

(d)
Approve this Agreement and order the Parties and all members of the Canadian Settlement Class to comply with it;

(e)
Declare that this Agreement constitutes a "transaction" pursuant to Article 1025 of the Code of Civil Procedure which is binding upon the Parties and upon all members of the Canadian Settlement Class;

(f)
Order that the deadline for opting out from the Canadian Settlement Class be a date one (1) month following the first publication of the Notice of Court Approval or such other time period as may be approved by the court ("Opt-Out Deadline");

(g)
Declare that, subject to Article 1008 of the Code of Civil Procedure, any member of the Canadian Settlement Class who have not opted out from the Canadian Settlement Class by submitting a properly completed Opt-Out Form to the Claims Administrator by the Opt-Out Deadline shall be bound by this Agreement and judgment of approval;

(h)
Declare that this Agreement is reasonable, fair and adequate, and in the best interests of the Canadian Settlement Class;

(i)
Order publication of the Notice of Court Approval as well as the form, contents and method of its dissemination;

(j)
Confirm the appointment of the Claims Administrator;

(k)
Enter such other orders as are needed to effectuate the terms of the Settlement Agreement;

(l)
Bar and enjoin all members of the Canadian Settlement Class (other than one who opts out and/or is deemed to have opted out as per the above) entitled to benefits hereunder from asserting and/or continuing to prosecute against Respondents or against any other Released Parties any and all Settled Claims which the member of the Canadian Settlement Class (other than one who opts out and/or is deemed to have opted out as per the above) had, has, or may have in the future.

3.3
Subject to the Court's approval, the Parties agree that the Class Action will be authorized, only for the purpose of this Agreement, pursuant to Sections 1003, 1005 and 1025 of the Code of Civil Procedure. In the event this Agreement is terminated, the Parties agree the Class Action will require class authorization through the ordinary procedures and nothing shall prevent Respondents and the Released Parties from contesting or opposing class authorization in this action or in any other action or for any other purpose.

3.4
Once this Agreement has been approved and the Class Action has been authorized pursuant to this Agreement, the Settlement Class Counsel shall disseminate the Notice of Court Approval to Canadian Class Members, the whole at Respondents' costs.

4.    ENTITLEMENT TO COMPENSATION

Only Approved Claimants shall be entitled to receive compensation as defined and described in this Agreement.

The parties agree that all of the amounts being paid to or on behalf of Approved Claimants pursuant to the terms of this Settlement Agreement, are being paid as damages (other than punitive or exemplary damages) on account of alleged personal physical injuries or alleged physical sickness of Settlement Class Members, including physical injuries or physical sickness resulting from alleged emotional harm.

5.    BENEFITS FUNDS

5.1
ESTABLISHMENT OF BENEFIT FUNDS

        The settlement amount shall be paid as follows:

  (a)
  An initial payment of $1,600,000.00 US made into the Affected Product Revision Surgery Fund to be made within fourteen (14) days after Final Approval of this Agreement by way of payment in trust to the Claims Administrator;

  (b)
  An initial payment of $450,000.00 US made into the Unrevised Affected Product Recipient Fund to be made within fourteen (14) days after the Court's Final Approval of this Agreement by way of payment in trust to the Claims Administrator;

  (c)
  An initial payment of $450,000.00 US made into the Extraordinary Injury Fund to be made within fourteen (14) days after Final Approval of this Agreement by way of payment in trust to the Claims Administrator;

  (d)
  A second payment, if necessary, once any given fund is exhausted and the Claims Administrator provides written notice of same to Respondents, Respondents' attorneys and Settlement Class Counsel as well as written notice of the fact that further Eligible Claimant under the particular fund have been approved. Such second payment, if necessary, shall be made within thirty (30) days of demand;

  5.1.1
  Payment categories schedule and related issues

    5.1.1.1    Payment categories

      The Amount to which any Approved Claimant is entitled, without duplication, is the following:

      (a)
      Single Affected Product Revision Surgery: $75,000 US;

      (b)
      Two Affected Product Revision Surgeries: $100,000 US;

      (c)
      Claimants who receive more than two Affected Product Revision Surgeries or have Extraordinary Injuries: $150,000 US, it being understood that any benefits a Settlement Class Member can receive under the Hip Matrix Levels IV, V, VI, VII, VIII, IX, as long as they qualify hereunder, will amount to a maximum of $150,000 US;

      (d)
      The amount(s) provided in the terms and/or conditions as defined in Annex IV, Hip Matrix Levels I, II, III of the US Settlement, which form part of Annex II hereto, which terms and/or conditions are hereby incorporated by reference, providing however that any such Claimants qualify therefor and that the amounts/figures contained therein are modified as follows:

        •
        as for Matrix Level I (Revision Surgery Indicated But for a Medical Condition), the benefits that a Settlement Class Member will receive are up to $56,250 US;

        •
        as for Matrix Level II (Non-Removal Surgery), the benefits that a Settlement Class Member will receive will be up to $16,875 US for each such procedure that he/she undergoes, not to exceed $42,187.50 US in the aggregate;

        •
        as for Matrix Level III (Non-Affected Product Revision Surgery and Additional Non-Affected Product Revision Surgeries), the benefits a Settlement Class Member will receive are up to $37,500 US for a NAPRS and will receive up to $18,750 US for each Additional Non-Affected Product Revision Surgery performed on or before the date that is three hundred and sixty-five (365) days after the date of his/her APRS, not to exceed $93,750 US in the aggregate;

      (e)
      Spouses of Approved Claimants who underwent one or more APRS: $1,000 US;

      (f)
      Unrevised Affected Product Recipients: $1,000 US.

    5.1.1.2    Benefits payable to any Approved Claimants out of the Unrevised Affected Product Recipient Fund

      (a)
      Approved Claimants who have not undergone Affected Product Revision Surgery shall be entitled to receive a total payment of $1,000 US, payable by the date that is the later of the 30th day following the Funding Date and the date the Claims Administrator makes a final determination with respect to such Settlement Class Member (or if such final determination is appealed in accordance with Section 11, the date on which all such appeals are exhausted).

      (b)
      Amounts paid to any Approved Claimants pursuant to Sections 5.1.1.2 (a) above shall be paid out of the Unrevised Affected Product Recipient Fund.

    5.1.1.3    Benefits payable to any Approved Claimants out of the Affected Product Revision Surgery Fund

      (a)
      Approved Claimants who have undergone or who undergo Affected Product Revision Surgery shall be entitled to receive total payment of (i) $75,000 US for such Affected Product for which such Settlement Class Member undergoes one (1) Affected Product Revision Surgery and (ii) $100,000 US for two (2) Affected Product Revision Surgeries or (iii) $150,000.00 US for three (3) or more Affected Product Revision Surgeries, payable by the date that is the later of the 30th day following the Funding Date and the date the Claims Administrator makes a final determination with respect to such Approved Claimant (or if such final determination is appealed in accordance with Section 11, the date on which all such appeals are exhausted);

      (b)
      Payments made pursuant to Section 5.1.1.3. (a) with respect to Affected Product Revision Surgeries (i) undergone by Approved Claimants in respect of Inter-Op Shells (other than Reprocessed Inter-Op Shells) prior to the Final Judicial Approval Date and prior to June 5, 2003 and/or an APRS performed on or scheduled after the Final Approval Date but prior to June 5, 2003, providing that such scheduled APRS takes place on or before June 5, 2004, (ii) undergone by Approved Claimants in respect of Reprocessed Inter-Op Shells prior to the Final Judicial Approval Date and prior to September 8, 2004 and/or an APRS performed on or scheduled after the Final Approval Date but prior to September 8, 2004, providing that such scheduled

        APRS takes place on or before September 8, 2005, shall be made as follows: by the date that is the later of the 30th day following the Funding Date and the date of the Claims Administrator makes a final determination with respect to such Approved Claimant (or if such final determination is appealed in accordance with Section 11, the date on which all such appeals are exhausted);

      (c)
      Amounts paid to any Approved Claimants pursuant to Section 5.1.1.3 (a) shall be paid out of the Affected Product Revision Surgery Fund;

      (d)
      Payments made pursuant to Section 5.1.1.1 (d), as the case may be, the whole as per the determination of the Claims Administrator. Amounts paid to any Approved Claimants pursuant to Section 5.1.1.1 d) shall be paid out of the Affected Product Revision Surgery Fund.

    5.1.1.4    Spousal payments

      (a)
      The Spouse of an Approved Claimant who is entitled to payment in accordance with Sections 5.1.1.1 (a), (b) or (c) shall be entitled to receive a cash payment of $1,000 US to be paid no later than the date the payment is made to such Approved Claimant. Such payments shall be payable out of the Affected Product Revision Surgery Fund.

    5.1.1.5    Benefits payable to Approved Claimants out of the Extraordinary Injury Fund;

      (a)
      Approved Claimants who have Extraordinary Injuries shall be entitled to receive a total payment of $150,000 US payable by the date that is the later of the 30th day following the Funding Date and the date the Claim Administrator makes a Final Determination with respect to such Approved Claimant or if such Final Determination is appealed in concordance with Section 11, the date on which all such appeals are exhausted;

      (b)
      Payments made pursuant to Section 5.1.1.5. (a) with respect to Affected Product Revision Surgeries (i) undergone by Approved Claimants in respect of Inter-Op Shells (other than Reprocessed Inter-Op Shells) prior to June 5, 2003 and/or an APRS performed on or scheduled after the Final Approval Date but prior to June 5, 2003, providing that such scheduled APRS takes place on or before June 5, 2004, (ii) undergone by Approved Claimants in respect of Reprocessed Inter-Op Shells prior to September 8, 2004 and/or an APRS performed on or scheduled after the Final Approval Date but prior to September 8, 2004, providing that such scheduled APRS takes place on or before September 8, 2005, shall be made as follows: by the date that is the later of the 30th day following the Funding Date and the date of the Claims Administrator makes a final determination with respect to such Approved Claimant (or if such final determination is appealed in accordance with Section 11, the date on which all such appeals are exhausted);

      (c)
      Amounts paid to any Approved Claimant pursuant to Section 5.1.1.5. (a) shall be paid out of the Extraordinary Injury Fund.

    5.1.1.6    No duplication of benefit payments.

      (a)
      No Approved Claimant shall be entitled to duplicative benefits under Section 5.1.1. and all payments received by any Approved Claimant shall be deducted from amounts due for any subsequent benefit for which such Approved Claimant qualifies under this Settlement in accordance with Section 11.3.4 hereunder.

5.2
NO MODIFICATION OF SETTLEMENT AMOUNT OR ACCELERATION OF PAYMENT SCHEDULE

  The Respondents' obligation to pay under this Agreement is limited to the amounts set forth in Sections 5, 6, 7 and 11. In no event shall the Respondents be required to make payments at any time earlier than the times specified in Section 5.1 or in an amount that exceeds the sums specified in the above-mentioned Sections..

5.3
ADMINISTRATION OF SETTLEMENT FUNDS

(a)
The Initial Payments shall be made to Claims Administrator in trust and shall be maintained and invested in an interest bearing trust account in United States currency at a Canadian Chartered Bank, in the province of Quebec, Canada, and administered by the Claims Administrator under the supervision of the Court. The Initial Payments shall be maintained and invested in such manner consistent with that of a prudent and reasonable administrator. The Initial Payments, together with any accrued interest thereon, may be used for payment of reasonable expenses, approved by the Court, associated with the issuance and dissemination of the Notice of Approval Hearing, the Notice of Court Approval, including payments to the Claims Administrator. In no event may the Initial Payment be expended for any other purpose prior to the expiration of the Reversionary Period.

(b)
The Second Payment, if necessary, shall also be made to the Claims Administrator to be held by him in trust, in an interest bearing trust account in United States currency at a Canadian Chartered Bank, in the province of Quebec, Canada, until the expiration of the Reversionary Period. The Second Payment shall be maintained and invested in such a manner consistent with prudent and reasonable administrator. No portion of the Second Payment, or interest thereon, may be expended prior to the expiration of the Reversionary Period, except as necessary for administrative expenses and then only with the express written consent of Respondents' Counsel. At the expiration of the Reversionary Period, the balance of any amount shall be remitted to the Claims Administrator in trust to be maintained and invested in an interest bearing trust account at a Canadian Chartered Bank, in the province of Quebec, Canada, and administered by the Claims Administrator under the terms of this Agreement and under the supervision of the Court.

5.4
RESPONDENTS' REVERSIONARY INTEREST

5.4.1
Respondents shall retain a reversionary interest in all payments made by Respondents under this Agreement, together with interest and earnings accrued thereon.

5.4.2
More particularly, should any monies paid out by Respondents pursuant to the present Agreement remain in the Claims Administrator's trust account as at October 15, 2005 and such monies have not as at that time been paid out to Approved Claimants, all such monies and interest thereon shall be immediately remitted by the Claims Administrator to Respondents' Counsel in trust upon written request by the latter, with copy to Settlement Class Counsel save and except for any amounts payable to Approved Claimants approved by the Claims Administrator as at that date.

5.4.3
That should there remain any monies in the Claims Administrator's trust account subsequent to the above referred to date, such monies shall be immediately remitted back to Respondents' Counsel written request, with copy to Settlement Class Counsel;

5.5
EFFECT OF TERMINATION

  In the event this Agreement is terminated, as provided in Section 17, all payments made by Respondents shall be immediately returned to Respondents, together with interest and earnings accrued thereon, less the amounts already expended for the benefit of the Canadian Settlement

  Class pursuant to Section 5 of this Agreement and less any amounts expended pursuant to Sections 6 and 7 of this Agreement.

6.    COSTS AND EXPENSES

6.1
Respondents will be responsible for paying all costs and expenses related to the present Settlement regarding notice and publication, as well as all costs of the Claims Administrator.

7.    SETTLEMENT CLASS COUNSEL FEES

7.1
Respondents shall contribute the amount of $140,000 US to pay Settlement Class Counsel as part of Settlement Class Counsel fees. Half of this amount, namely $70,000 US shall be paid within thirty (30) of the Final Approval and the other half, i.e. $70,000 US, shall be paid within five (5) days of the expiry of the delay contained in Section 17.2 b) and as long as Respondents have not terminated this Agreement in accordance to said Section. The remainder of Class Counsel fees shall be 25% of all amounts paid to Approved Claimants. Respondents' responsibility for such class counsel fees shall, in any event, be limited to payment of the above $140,000 US.

7.2
Settlement Class Counsel in Canada and the Petitioners undertake and warrant that they obtained no financing or monies from the Fonds d'aide aux recours collectifs.

8.    APPOINTMENT OF CLAIMS ADMINISTRATOR

8.1
The Claims Administrator shall process and classify the Opt-Outs Form (Annex IV), the Claim Forms (Annex V), Product Identification documentation and Supporting Medical Documentation, assign the status of Approved Claimant to Eligible Claimants and thereafter pay Approved Claimants as provided in this Agreement and under the authority of the Court.

8.2
The Claims Administrator must sign a confidentiality statement by which it shall agree to keep confidential any information concerning members of the Canadian Settlement Class and shall institute procedures to assure that the identity of all members of the Canadian Settlement Class and all information regarding their claims, will be kept confidential and not be provided to persons except as required by law and as may otherwise be required under this Agreement.

8.3
The Claims Administrator and any Claims Officers shall be subject to removal by the Court for cause.

9.    PROCEDURES AND DEADLINES FOR EXCLUSION, REGISTRATION AND CLAIMS

9.1
PROCEDURES AND DEADLINES FOR EXCLUSION

  Members of the Canadian Settlement Class will have the right to exclude themselves ("opt out") from this Agreement and from the Canadian Settlement Class by submitting the required Opt-Out Form to the Claims Administrator pursuant to the opt-out procedure determined by the Court. Members of the Canadian Settlement Class who elect to opt out shall be excluded from this Agreement and from the Canadian Settlement Class. Such opt-out rights must be exercised by the Opt-Out Deadline. Subject to Section 1008 of the Code of Civil Procedure, any Member of the Canadian Settlement Class who does not submit a properly completed Opt-Out Form to the Claims Administrator by the Opt-Out Deadline shall be considered a member of the Canadian Settlement Class and shall be bound by the terms of this Agreement.

9.2
ELIGIBILITY FOR CLAIMING BENEFITS

  Subject to the Court's approval, eligibility requires proper completion and execution of the Claim Forms, including swearing that the Eligible Claimant is not a member of the U.S. Settlement Class,

  whether registered or not to participate therein, has not registered or otherwise attempted to register in order to participate in the U.S. Settlement; has not accepted nor agreed to accept compensation from any of the Respondents and/or the Released Parties with respect to the Affected Products and/or Settled Claims other than under this Agreement; has not released, by settlement, judgment, court order or otherwise, the Respondents and/or the Released Parties or any of them with respect to an Affected Product and has not had his action(s) against the Respondents and/or the Released Parties with respect to the Affected Products or Settled Claims dismissed.

  Furthermore, any such Eligible Claimant must swear that he/she has not instituted any legal proceedings, suits, demands and/or actions against the Respondents and/or the Released Parties with respect to an Affected Product and that, in the event that he/she has instituted any such proceedings, suits, demands and/or actions, will not be pursuing same or will be abandoning them and provide the Claims Administrator with the proper papers proving same.

9.3
CLAIM FORMS

  The Claim Forms are designated to enable an Eligible Claimant to make a claim for compensation. Subject to the Court's approval the Claim Forms shall be in the form attached hereto as Annex V.

10.  CLAIMS PROCESSING

10.1
GENERAL PROCESSING GUIDELINES

(a)
The Claims Administrator shall promptly process Opt-Out Forms as received and shall comply, amongst other things, with the provisions of Section 17.2 of this Agreement;

(b)
In the event that, during claims processing, the Claims Administrator finds that technical deficiencies exist in a Settlement Class Member's Claim Forms or other documentation, the Claims Administrator shall notify via registered mail the Settlement Class Members and Settlement Class Counsel of the technical deficiencies, and shall allow the Settlement Class Members forty-five (45) days from the date of receipt of such notice to correct the deficiencies. If the deficiencies are not corrected within the forty-five (45) day period, the Claims Administrator shall reject the claim;

10.2
APPROVAL OR REJECTION OF CLAIMS

(a)
In order for an Eligible Claimant to become an Approved Claimant, the Claims Administrator must be satisfied and certify that:

(i)
the Eligible Claimant forwarded a properly completed and executed Claim Forms to the Claims Administrator by October 15, 2005;

(ii)
the Eligible Claimant's Product Identification documentation was forwarded to the Claims Administrator by October 15, 2005 and such documentation meets the criteria outlined in this Agreement;

(iii)
the Eligible Claimant forwarded a properly completed and executed Claim Forms to the Claims Administrator by October 15, 2005;

(iv)
The Eligible Claimant's Supporting Medical Documentation was forwarded to the Claims Administrator by October 15, 2005 and such documentation establishes that she has or had one, two or more APRS's or as the case may be one or more NAPRS's and meets the criteria outlined in this Agreement; and

    (v)
    the Eligible Claimant otherwise meets the criteria and prerequisite for compensation set forth in this Agreement;

  (b)
  The Claims Administrator shall notify via registered mail Eligible Claimants as well as Settlement Class Counsel and Respondents' counsel, as to the acceptance or rejection of the former's claims no later than sixty (60) days from receipt by the Claims Administrator of the above referred to documentation, as well as all reasons in the event that the claim is rejected;

  (c)
  Subject to Section 5.1.1. and following, the Claims Administrator shall promptly make arrangements to pay Approved Claimants.

11.  APPEAL OF CLAIMS

11.1
PROCEDURE

  An Eligible Claimant and/or Respondents shall be granted thirty (30) days from the date they receive notification pursuant to Section 10.2 (b) to appeal either the acceptance or rejection of the claim. Such appeal will be on the basis of written submissions and/or oral representations. The appeals will be submitted to and decided by the Honourable Judge Duval Hesler of the Superior Court of Quebec or any other Judge so appointed for that purpose. Respondents' Counsel and Settlement Class Counsel shall be given notice of any such appeal so that they may make representations if they so choose.

11.2
FINAL DECISION

  The judgment of the Superior Court respecting any appeal from the Claims Administrator's decision is final and binding and shall not be subject to any further appeal, revision or review whatsoever.

11.3
CLAIMS ADMINISTRATION

11.3.1
Unrevised Affected Product Recipient Fund

(a)
Settlement Class Members claiming benefits under Section 5.1.1.1. (f) must submit a Claim Forms for payment of benefits out of the Unrevised Affected Product Recipient Fund (a "Unrevised Affected Product Recipient Fund Benefits Claim Form"), attached hereto as forming part of Annex V.

(b)
In addition, Settlement Class Members must provide documentation evidencing the implantation of an Affected Product in the form of proper product identification and operation report or physician's records.

(c)
If Settlement Class Members subsequently undergo an Affected Product Revision Surgery, qualifying the Settlement Class Members for benefits under Sections 5.1.1.1. (a), (b), (c) and (d), the Settlement Class Members may submit an Affected Product Revision Surgery Fund Benefits Claim Form, attached hereto as Annex V and may also qualify for additional benefits.

11.3.2
Affected Product Revision Surgery Fund

(a)
Settlement Class Members claiming benefits under Sections 5.1.1.3. must submit a Claim Forms for payment of benefits out of the Affected Product Revision Surgery Fund (an "Affected Product Revision Surgery Fund Benefits Claim Form"), attached hereto as Annex V

(b)
In addition, each Settlement Class Members must provide the following documentation: (i) documentation evidencing the implantation of an Affected Product; (ii) documentation evidencing the removal of an Affected Product in the form of an operation report or physician's records;

    (c)
    If the Settlement Class Members develop a condition(s) or sustain a complication(s) as defined in Annex IV "Hip Matrix Levels" IV, V, VI, VII, VIII or IX of the U.S. Settlement, identified herein as being an Extraordinary Injury, said Settlement Class Members may also submit an Extraordinary Injury Fund Benefits Claim Form (as defined in Section 11.3.3. (a) below);

  11.3.3
  Extraordinary Injury Fund

  (a)
  Settlement Class Members claiming benefits under Section 5.1.1.1. (c), but only for Extraordinary Injury, must submit a Claim Forms for payment of benefits out of the Extraordinary Injury Fund (an "EIF Claim Form"), attached hereto as Annex V;

  (b)
  In addition to the applicable Form, Settlement Class Members must provide the following documentation: (i) medical records and/ or other documentation evidencing the condition(s) and/or complication(s) that form the basis of the claim for EIF Benefits.

  11.3.4
  Special Clause

    Should any Settlement Class Members initially qualify for payment under one category or Fund and subsequently qualify for payment under another category or Fund, all previous payments made under the category or Fund for which such members had previously qualified shall be credited against any payment due under any subsequent category or Fund.

11.4
SPOUSAL CLAIMANTS

(a)
Settlement Class Members claiming benefits as a Spouse must submit a Claim Forms for payment of benefits out of the Affected Product Revision Surgery Fund (the "Spousal Benefits Claim Form"), attached hereto as Annex V.

(b)
A completed Spousal Benefits Claim Form must be submitted within the time periods prescribed for the Affected Product Recipient's claim for benefits. A spousal Claimant is only entitled to Settlement benefits if the Affected Product Recipient who underwent Affected Product Revision Surgery timely submits and is ultimately entitled to benefits pursuant to the present Agreement.

12.  EXCLUSIVE REMEDY / DISMISSAL OF ACTION

12.1
EXCLUSIVE REMEDY

  This Agreement shall be the exclusive remedy for any and all Settlement Class Members with respect to Affected Product and Settled Claims. Neither the Respondents nor any Released Parties shall be subject to liability or expense of any kind to any Settlement Class Members with respect to any Affected Product and/or Settled Claims. Upon expiration of the time to appeal, if an appeal lies, from the Order of Judgment and approving this Agreement, or on the date on which all appeals have been exhausted and the Settlement approved, whichever is later, each of the Settlement Class Members shall be forever barred from continuing, initiating, asserting or prosecuting any Settled Claim.

12.2
The Parties agree that no Settlement Class Members shall recover, directly or indirectly, any sums from Respondents or any other Released Parties other than those received under this Settlement Agreement.

12.3
SETTLEMENT OUT OF COURT OF ACTION

  Upon expiration of the time to appeal, if an appeal lies, from the Order or Judgment approving this Agreement, or on the date on which all appeals have been exhausted and the Settlement approved, and upon payment by Respondents of the Settlement Amount, the Parties will file a Declaration of Settlement out of Court declaring the action settled out of Court for all legal purposes, in capital, interest, additional indemnity and costs;

13.  RELEASES / THIRD PARTY CLAIMS

13.1
RELEASE AND SETTLED CLAIMS AGAINST RESPONDENTS AND RELEASED PARTIES

  Upon expiration of the time to appeal, if an appeal lies, from the order or judgment approving this Agreement, or on the date on which all appeals have been exhausted and the Settlement approved, every Settled Claim shall be conclusively compromised, settled, released and discharged, and Settlement Class Members shall forever release and discharge the Respondents' and all Released Parties from any past, present and future claims, actions, demands and liabilities of any nature whatsoever relating to such Settled claims. Such releases and discharges shall remain effective regardless of changes in the circumstances or condition of Respondents and the other Released Parties or any Settlement Class Members, discovery of new or additional facts, or changes in applicable law. The releases and discharges herein shall extinguish any claims for contribution and/or indemnification against Respondents and the other Released Parties.

14.  RETENTION OF RECORDS / RIGHT OF REVIEW

The Claims Administrator shall retain all records relating to the claims. Respondents' Counsel and/or the Respondents and/or any of the Released Parties and/or their insurers may, at their expense, upon seven (7) day written notice to Settlement Class Counsel, inspect Claims Administrator's records, including but limited to Canadian Settlement Class Members' medical records, upon reasonable notice. Respondents' Counsel and the Respondents' insurers shall maintain the confidentiality of opt-out and claims information to the extent necessary to protect the identity and privacy of individual Settlement Class Members.

15.  SUBMISSIONS TO THE COURT BY THE CLAIMS ADMINISTRATOR

All submissions, requests or motions made to the Court by the Claims Administrator shall be served upon Settlement Class Counsel and Respondents' Counsel no later than fifteen (15) days prior to the date of hearing.

16.  REMITTANCE OF REMAINDER OF FUNDS

The Claims Administrator shall remit back to Respondents and/or Respondents' Counsel, any and all remaining funds and any and all interest generated at such time as provided by Section 5.4 and/or at any other date which the Court may see fit to determine upon request from Respondents and/or the Respondents' Counsel;

17.  TERMINATION OF THIS AGREEMENT

17.1
DEFENDANTS' RIGHT OF TERMINATION

  If there are more than five (5) opt-outs by any of the members of the Canadian Settlement Class who underwent Affected Product Revision Surgery or more than fifteen (15) opt-outs by any members of the Canadian Settlement Class who are Unrevised Affected Product Recipients from the Class Action Settlement, Respondents shall have the right to terminate and withdraw from this

  Settlement Agreement at their sole discretion by giving written notice to the Court and to the Settlement Class Counsel.

17.2
PROCEDURES AND TIME FOR TERMINATION

(a)
The Claims Administrator shall provide Respondents' Counsel and Settlement Class Counsel with access to all information submitted by opt-outs as information is received. Within fifteen (15) days following the Opt-Out Deadline, the Claims Administrator shall notify, via registered mail, Respondents' Counsel and Settlement Class Counsel of the total number of members of the Canadian Settlement Class who have opted out of this Agreement and indicate how many of said Opt-Outs have undergone an Affected Product Revision Surgery (APRS);

(b)
Respondents may exercise their right to terminate the Agreement by providing written notice to Settlement Class Counsel and to the Court within ten (10) days from the date of which the Claims Administrator informs Respondents' Counsel of the number of members of the Canadian Settlement Class who have opted out of this Agreement;

17.3
NOTICE TO MEMBERS OF THE CANADIAN SETTLEMENT CLASS

  In the event that the Respondents exercise their right of termination, Notice of Termination shall be given to the members of the Canadian Settlement Class by way of public notice and also individually to all members of the Canadian Settlement Class who have registered and/or submitted a claim with the Claims Administrator. The content and method of dissemination of the Notice of Termination shall be determined by the Court. Any costs associated with the Notice of Termination shall be paid by the Respondents.

17.4
AUTOMATIC TERMINATION OF THE AGREEMENT

  This Agreement shall, without notice, be automatically terminated if the Court declines to approve this Settlement Agreement or, in the event of an appeal, if the Court's approval order is not affirmed;

17.5
EFFECT OF TERMINATION

  In the event that this Agreement is terminated, the authorization of the Class Action as well as the approval of this Agreement by the Court, shall be null and void and this Agreement shall have no further force and effect and shall not be used or referred to in any litigation involving any of the Parties and/or members of the Canadian Settlement Class;

18.  MISCELLANEOUS PROVISIONS

18.1
ONGOING JURISDICTION

  Court shall, inter alia, retain exclusive and continuing jurisdiction over the Parties, all Settlement Class Members, Respondents and the other Released Parties, and over this Settlement Agreement with respect to, inter alia, the performance of the terms and conditions hereof, to assure that all disbursements are properly made in accordance with the terms of the Settlement Agreement, and to interpret and enforce the terms and conditions of this Settlement Agreement. Other than provided herein, the Court shall have the power to approve the designation, appointment and removal of the Claims Administrator and its agents, and the execution of contracts as necessary and appropriate to assure the administration of this Settlement Agreement. Any dispute that arises under this Settlement Agreement shall be submitted to the Court. If any dispute is so submitted, each party concerned shall be entitled to fifteen (15) days' written notice (or otherwise as the Court may for good cause direct) and the opportunity to submit evidence and to be heard on oral argument as the Court may direct.

18.2
Each Approved Claimant who is entitled to receive benefits under this Settlement Agreement shall be required, as a further condition to receive benefits hereunder, to execute and deliver an individual release, which shall be in the form attached hereto as Annex VI.

18.3
Any information provided by or regarding any member of the Canadian Settlement Class, or otherwise obtained pursuant to this Settlement Agreement shall be kept confidential and shall not be disclosed except to appropriate persons to the extent necessary to process Claims or provide benefits under this Settlement Agreement or as otherwise expressly provided in this Settlement Agreement (including, but not limited to, information to be released in connection with the "registry". All members of the Canadian Settlement Class shall be deemed to have consented to the disclosure of this information for these purposes.

18.4
This Settlement Agreement shall be binding on the successors and assigns of the Parties.

18.5
The Parties to the Settlement, including Respondents, the other Released Parties, or any members of the Canadian Settlement Class, shall not seek to introduce and/or offer the terms of the Settlement Agreement, any statement, transaction or proceeding in connection with the negotiation, execution or implementation of this Settlement Agreement, any statements in the Notice documents delivered in connection with this Settlement Agreement, stipulations, agreements, or admissions made or entered into in connection with the fairness hearing or any finding of fact or conclusion of law made by the Court, or otherwise rely on the terms of this Settlement Agreement, in any judicial proceeding, except insofar as it is necessary to enforce the terms of the Settlement Agreement (or in connection with the determination of any income tax liability of a party hereto, if necessary). If any member of the Canadian Settlement Class who is not entitled to benefits hereunder seeks to introduce and/or offer any of the matters described herein in any proceeding, the restrictions of this Section 18.6 shall not be applicable to the Released Parties with respect to such members. If any member of the Canadian Settlement Class who has timely and properly opted out seeks to introduce and/or offer any of the matters described herein in any proceeding, the restrictions of this Section 18.6 shall not be applicable to the Released Parties with respect to any such members.

18.6
Neither this Settlement Agreement nor any Annex, document or instrument delivered hereunder nor any of the statements in the notice documents in connection herewith, nor any statement, transaction or proceeding in connection with the negotiation, execution or implementation of this Settlement Agreement, is intended to be or shall be construed as or deemed to be evidence of an admission or concession by Respondents or the Released Parties of any liability or wrongdoing or of the truth of any allegations asserted by any plaintiff against it or them, or as an admission by the Petitioner or any members of the Canadian Settlement Class of any lack of merit in their claims, and no such statement, transaction or proceeding shall be admissible in evidence for any such purpose except for purposes of obtaining approval of this Settlement Agreement in this or any other proceeding.

18.7
The headings of the Sections and paragraphs of this Settlement Agreement are included for convenience only and shall not be deemed to constitute part of this Settlement Agreement or to affect its construction.

18.8
Any form or other documentation required to be submitted under this Settlement Agreement shall be deemed timely if received on or before the date by which it is required to be submitted under this Settlement Agreement.

18.9
No provision of this Settlement Agreement or any Annex hereto is intended to create any third party beneficiary to this Settlement Agreement.

19.  ENTIRE AGREEMENT

This Agreement, including all Annexes attached hereto, constitutes the entire agreement by and among the Parties with regard to the subject of this Agreement and shall supersede any previous agreements and understandings between the Parties with respect to the subject matter of this Agreement. This Agreement may not be modified or amended except in writing signed by all Parties hereto and subject to the Court's approval;

20.  OTHER ORIGINALS

This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument;

21.  NOTIFICATION

Any notification, request, instruction or other document to be given by any party to this Agreement to any other party to this Agreement (other than class notification) shall be in writing and delivered personally or sent by registered mail, postage prepaid, if to the Petitioners, to the attention of Settlement Class Counsel Kugler Kandestin (Suite 2101, 1 Place Ville-Marie, Montreal QC H3B 2C6) and Jean-Jules Fiset, avocat-attorney (71 Saint-Pierre, 7th Floor, P.O. Box 245, Station B, Québec QC G1K 7A9), and, if to the Respondents, to the attention of François Marseille at Robinson Sheppard Shapiro (Suite 4600, 800 Victoria Square, Montreal QC H4Z 1H6);

22.  DATES

Dates referred to in this Agreement may be altered only with the consent of the Parties and with the approval of the Court;

23.  GOVERNING LAW

This Settlement Agreement shall be governed by and construed in accordance with the laws of Quebec.

24.  TRANSACTION

This Agreement is a transaction in virtue of Article 2631 of the Civil Code of Quebec and Article 1025 of the Code of Civil Procedure.

25.  GENERAL

In order to become effective, this Settlement Agreement must receive final judicial approval, as well as the necessary approval from the boards of directors of Centerpulse Ltd. and of Centerpulse Orthopedics Inc.

26.  FRENCH TRANSLATION

A French translation of this Agreement and all Annexes attached thereto shall be prepared by Respondents at their costs and be made available to Canadian Class Members. In the event there are any differences between the two versions of this Agreement, the English version shall take precedence.

27.  FRENCH LANGUAGE CLAUSE

Les parties ont convenu que cette entente soit rédigée en anglais.

DATED THIS 7th DAY OF MAY, 2002.

Settlement Class Counsel
/s/ KUGLER KANDESTIN KUGLER KANDESTIN General partnership

/s/ JEAN-JULES FISET Jean-Jules Fiset, avocat-attorney

Respondents' Counsel	ROBINSON SHEPPARD SHAPIRO General partnership Per:

/s/ FRANÇOIS MARSEILLE François Marseille

/s/ JEAN-PIERRE SHEPPARD Jean-Pierre Sheppard

CENTERPULSE ORTHOPEDIC INC. Per:

/s/ DAVID WISE David Wise, Secretary

CENTERPULSE LTD. Per:

/s/ FRANÇOIS MARSEILLE Mtre. François Marseille As per a Power of Attorney

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  Exhibit 4.16